UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 9, 2018

EXTERRAN CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36875	47-3282259
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4444 Brittmoore Road

Houston, Texas 77041

(Address of principal executive offices)

(zip code)

(281) 854-3000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8 K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Second Amended and Restated Credit Agreement

On October 9, 2018, Exterran Corporation (the “Company”) and Exterran Energy Solutions, L.P. (“EESLP”) entered into a Second Amended and Restated Credit Agreement (the “Second A&R Credit Agreement”) with Wells Fargo Bank, National Association (“Wells Fargo”), as the administrative agent, and various financial institutions as lenders (the “Lenders”). The Second A&R Credit Agreement amended and restated the Amended and Restated Credit Agreement, dated as of October 5, 2015, by and among the Company, as parent, EESLP, as borrower, Wells Fargo, as the administrative agent, and various financial institutions as lenders.

The Second A&R Credit Agreement provides for a $700,000,000 revolving credit facility, with EESLP as the borrower (the “Second A&R Credit Facility”). The Second A&R Credit Facility has a maturity date of October 9, 2023. EESLP’s obligations under the Second A&R Credit Facility are guaranteed by the Company and are secured by liens on substantially all of the assets of the Company and EESLP (including certain real property), all of the equity interests in certain direct and indirect U.S. subsidiaries of the Company and 65% of the voting equity interests (and 100% of the non-voting equity interests) in certain direct and indirect first-tier foreign subsidiaries of the Company and EESLP. In the event that EESLP has any Significant Domestic Subsidiaries (as defined in the Second A&R Credit Agreement) in the future, those entities will be required to guarantee, and grant a first priority lien on substantially all of their assets to secure, EESLP’s obligations under the Second A&R Credit Facility.

EESLP has the ability (i) to obtain revolving borrowings under the Second A&R Credit Facility in U.S. dollars or Euros and (ii) to request the issuance of letters of credit from certain issuing lenders in an aggregate amount of up to $500,000,000. Subject to certain conditions, at the request of EESLP and with the consent of the participating lenders, the total revolving commitments under the Second A&R Credit Facility may be increased from time to time so long as the aggregate revolving commitments do not exceed $1,000,000,000.

Revolving borrowings under the Second A&R Credit Facility will bear interest at an interest rate equal to, at EESLP’s option, either the Base Rate or LIBOR (or EURIBOR, in the case of Euro-denominated borrowings) plus the applicable margin. “Base Rate” means the greatest of (a) the prime rate, (b) the federal funds effective rate plus 0.50% and (c) one-month LIBOR plus 1.00%. The applicable margin for revolving borrowings varies (i) in the case of LIBOR and EURIBOR loans, from 1.75% to 2.75% and (ii) in the case of Base Rate loans, from 0.75% to 1.75%, and in each case will be determined based on a total leverage ratio pricing grid.

In addition, EESLP is required to pay revolving commitment fees based on the daily unused amount of the revolving commitments under the Second A&R Credit Facility in an amount per annum equal to an applicable percentage, which ranges from 0.25% to 0.50% and is determined based on a total leverage ratio pricing grid.

The Second A&R Credit Agreement contains various covenants with which the Company, EESLP and their respective restricted subsidiaries must comply, including, but not limited to, limitations on the incurrence of indebtedness, investments, liens on assets, repurchasing equity and making distributions, transactions with affiliates, mergers, consolidations, dispositions of assets and other provisions customary in similar types of agreements. Additionally, the Company must maintain an Interest Coverage Ratio of not less than 2.25:1.00 as of the end of each fiscal quarter; a Total Leverage Ratio of not greater than 4.50:1.00 as of the end of each fiscal quarter; and a Senior Secured Leverage Ratio of not greater than 2.75:1.00 as of the end of each fiscal quarter, as the foregoing terms are defined in the Second A&R Credit Agreement. The Second A&R Credit Agreement also contains various customary representations and warranties and events of default.

The foregoing description of the Second A&R Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Second A&R Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and the terms of which are incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet

Second Amended and Restated Credit Agreement

The information set forth under the heading “Second Amended and Restated Credit Agreement” in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference in this Item 2.03.

Item 7.01	Regulation FD Disclosure.

On October 9, 2018, the Company issued a press release. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information furnished pursuant to this Item 7.01, including Exhibit 99.1, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and will not be incorporated by reference into any filing under the Exchange Act or the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Second Amended and Restated Credit Agreement, dated as of October 9, 2018, by and among Exterran Corporation, Exterran Energy Solutions, L.P., the lenders signatory thereto and Wells Fargo Bank, National Association, as administrative agent

99.1	Press Release dated October 9, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXTERRAN CORPORATION

By:	/s/ David A. Barta
David A. Barta
Senior Vice President and Chief Financial Officer

Date: October 9, 2018

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